Exhibit 5.1

December 11, 2020

Lexicon Pharmaceuticals, Inc.

800 Technology Forest Place

The Woodlands, TX 77381

Ladies and Gentlemen:

We have acted as counsel for Lexicon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the proposed issuance and sale by the Company of 20,312,500 shares (the “Shares”) of common stock, par value $0.001 (the “Common Stock”), pursuant to that certain Subscription Agreement, dated December 11, 2020 (the “Subscription Agreement”) between the Company and the purchasers named therein. We have participated in the preparation of a Prospectus Supplement dated December 11, 2020 (the “Prospectus Supplement”), forming part of the Registration Statement on Form S-3, effective as of November 18, 2019 (the “Registration Statement”), that also contains a base prospectus (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”). The Prospectus Supplement has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement and the Prospectus; (ii) the Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof; (iii) the Second Amended and Restated Bylaws of the Company, as amended to the date hereof; (iv) the Subscription Agreement; (v) resolutions of the Board of Directors of the Company dated December 11, 2020; and (vi) such other certificates and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

In connection with this opinion, we have assumed that all Shares will be issued and sold in the manner stated in the Prospectus and the Subscription Agreement.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth below, we are of the opinion that the Shares, when issued and delivered against payment therefore in accordance with the Subscription Agreement, will be validly issued, fully paid and non-assessable, except as described in the Registration Statement and the Prospectus.

The opinions expressed herein are qualified in the following respects:

A. We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston London New York Richmond Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

December 11, 2020 Page 2

B. This opinion is limited in all respects to the federal laws of the United States, the Delaware General Corporation Law and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States. We are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our Firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.